UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

November 3, 2016

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3001 Dallas Pkwy Suite 140, Frisco, Texas 75034

(Address of principal executive offices)

Registrant's telephone number, including area code:

(469) 294-9800

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2016, Jamba, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, Jamba Juice Company, the Company's wholly-owned subsidiary (“Jamba Juice”), as borrower, the Company's wholly-owned subsidiary, Jamba Juice Advertising Fund, Inc., as guarantors, and Cadence Bank, National Association as administrative agent, lender and L/C issuer (the “Lender”). Pursuant to the Credit Agreement, the Lender will provide for a revolving line of credit to Jamba Juice for up to ten million dollars, subject to interest at a per annum rate equal to the LIBOR rate plus 2.50%. The credit facility also allows the Company to request an additional five million dollars, for an aggregate principal amount of up to fifteen million being available under the Credit Agreement, subject to the terms and conditions thereunder. The Credit Agreement terminates November 3, 2021, or may be terminated earlier by the parties. The credit facility is subject to customary affirmative and negative covenants for credit facilities of this type.

The description of the Credit Agreement is not complete and is qualified in its entirety by the actual terms of the Credit Agreement, a copy of which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Item 2.02	Results of Operations and Financial Condition.

On November 4, 2016, the Company issued a press release announcing its financial results for third quarter ended September 27, 2016. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated November 4, 2016, regarding the financial results for the third quarter ended September 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: November 4, 2016	By:	/s/ Marie Perry
Marie Perry, Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary